Exhibit 15
ACCOUNTANTS’ ACKNOWLEDGEMENT
To the Shareholders and Board of Directors
Zoetis Inc.:
We hereby acknowledge our awareness of the use therein of our report dated August 12, 2014, included within the Quarterly Report on Form 10-Q of Zoetis Inc. for the quarter ended June 29, 2014, in the following Registration Statements:

•	Form S-8, dated February 1, 2013, (File No. 333-186367) and

•	Form S-8, dated June 25, 2013, (File No. 333-189573).
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New York, New York
August 12, 2014